Exhibit 107

The prospectus for the Citibank Credit Card Issuance Trust Class 2025-A1 Notes of June 2028 (Legal Maturity Date June 2030) to which this Exhibit 107 relates is a final prospectus for the related offering. The maximum aggregate offering price of such Class A Notes is $1,249,660,875.